UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Opendoor Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This filing contains a message from Kaz Nejatian, Chief Executive Officer of Opendoor Technologies Inc. (“Opendoor”), posted on X on June 2, 2026.

If you are an Opendoor shareholder, I have an ask.

Proxy advisors at ISS and Glass Lewis have recommended shareholders to vote against me at our Annual Meeting.  I don’t take this personally.   This is the fifth time in my career these same people have told people to vote against my team.

These proxy advisors have built no companies and are not meaningful shareholders of OPEN. They're a checkbox industry charging fees to tell other people what to do with shares that aren't theirs.

Usually most companies can’t do anything about this since many institutional shareholders will just vote the way ISS tells them to.

But Opendoor has the Open Army!   It is important that we stand up against this separation of management from shareholders.

If you are so inclined, help tilt the world in favor of shareholders and away from bureaucrats.

Find out how (ask your broker, check your emails) and vote your shares.   Our board is excellent.  We are back on mission and we are winning.

Don't outsource your vote. Read the proxy. Vote your shares.